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                                 EXHIBIT (g)(3)
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                       AMENDMENT TO THE CUSTODY AGREEMENT

     AMENDMENT made as of June 29, 2001 to that certain Custody Agreement dated as of April 17, 1991 between Nationwide Separate Account Trust (the "Trust") and Fifth Third Bank ("Custodian") (such Custody Agreement, including the Global Custody Addendum thereto, hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

     WHEREAS, Rule 17f-5 under the Investment Company Act of 1940, as amended was amended on June 12, 2000 and Rule 17f-7 under the Investment Company Act of 1940, as amended, was adopted on June 12, 2000 by the Securities and Exchange Commission (the "Rules");

     WHEREAS, the Trust and Custodian desire to amend the Custody Agreement to conform with the Rules;

     NOW,  THEREFORE,  the  Trust  and  Custodian  hereby  agree  as  follows:

1.   The  following  new  section  is  hereby  added  to  the Custody Agreement:

FOREIGN  DEPOSITORIES.

     (a) As used in this Section, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to the Trust by the Custodian from time to time, including but not limited to Euroclear and Clearstream Banking, societe anonyme and the respective successors and nominees of the foregoing; provided that each qualifies as an Eligible Securities Depository.

     (b) Notwithstanding any other provision in this Agreement, the Trust hereby acknowledges that the Trust or its investment adviser or subadviser, as appropriate, shall weigh the overall risks related to engaging each Foreign Depository, which may include the evaluation of the custody risk analysis provided by the Custodian, and will be responsible for making the determination that the custody arrangements of each Foreign Depository is appropriate.

     (c) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence in fulfilling its duties. Under Rule 17f-7 of the Investment Company Act of 1940, as amended, the Custodian is obligated: (i) to provide the Trust, in a timely fashion, with an analysis of the custody risks associated with maintaining assets with the Foreign Depository (the "Custody Analysis"), and (ii) to monitor such custody risks on a continuing basis and promptly notify the Trust of any material change in such risks or the Custody Analysis. The Trust acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from any subcustodian to which the Custodian has delegated its global custody duties (the "Subcustodian") or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) currency controls, restrictions, devaluations or fluctuations, (e) such country's regulation of the banking or securities industry; and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

     2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.


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     3.   In  the  event  of  a  conflict  between the Amendment and the Custody
          Agreement, it is the intention of the parties that this Amendment shall control and the Custody Agreement shall be interpreted on that basis.

     4. Trust is a business trust organized under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a fund or the Trust entered into in the name of or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the fund personally, but bind only the assets of the Trust, and all persons dealing with a fund must look solely to the assets of that fund for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the Trust and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

     NATIONWIDE  SEPARATE  ACCOUNT TRUST

     By:  /s/  Gerald  Holland
               Gerald  Holland

     Title:  Treasurer

     FIFTH  THIRD  BANK

     By:  /s/_AVP_________________________

     Title:  Assistant  Vice  President

     The Custody Analysis should include, but is not limited to, information relating to a depository's expertise and market reputation, the quality of its services, its financial strength (e.g., level of settlement guarantee funds, collateral requirements, lines of credit or insurance as compared with participants' daily settlement obligations), any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls, and other procedures for safeguarding investments, and any related legal proceedings, unless such information is not otherwise available to the Custodian or Subcustodians under ordinary and reasonable circumstances. In the event that such information is not readily available, the Custodian will so note in the Custody Analysis.

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